As filed with the Securities and Exchange Commission on January 20, 2011
Registration No. 333-145640

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIVE CURRENT MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0346310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

780 Beatty Street, Suite 307 Vancouver, British Columbia, Canada	V6B 2M1
(Address of principal executive offices)	(Zip Code)

Communicate.com, Inc. 2007 Stock Incentive Plan
(Full title of the plan)

David Jeffs Live Current Media Inc. 780 Beatty Street, Suite 307 Vancouver, British Columbia, Canada V6B 2M1
(Name and address of agent for service)

(604) 453-4870
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES

Live Current Media Inc. (formerly Communicate.com, Inc.) (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (file no. 333-145640) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that were covered by the Registration Statement for issuance under the Communicate.com, Inc. 2007 Stock Incentive Plan (the “Plan”).  The Registrant filed the Registration Statement, which registered 5,000,000 shares of Common Stock to be offered or sold under the Plan, with the Securities and Exchange Commission (the “Commission”) on August 22, 2007.

The Registrant intends to suspend all reporting obligations by filing a Form 15 with the Commission.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of Common Stock covered by the Registration Statement which remain unissued as of the date of this filing.  Upon effectiveness hereof, no shares of Common Stock will remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on January 20, 2011.

Live Current Media Inc.

By:	/s/David Jeffs
David Jeffs
Chief Executive Officer and Principal
Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: January 20, 2011	/s/ David Jeffs
David Jeffs
Chief Executive Officer, Principal Financial and Accounting Officer and Director

Dated: January 20, 2011	/s/ Cameron Pan
Cameron Pan
Director

Dated: January 20, 2011	/s/ John da Costa
John da Costa
Director

Dated: January 20, 2011	/s/ Carl Jackson
Carl Jackson
Director

Dated: January 20, 2011	/s/ Susan Jeffs
Susan Jeffs
Director

Dated: January 20, 2011	/s/ Adam Rabiner
Adam Rabiner
Director

Dated: January 20, 2011	/s/ Amir Vahabzadeh
Amir Vahabzadeh
Director